Exhibit 10.9

November 13, 2013

Nicole R. Hadas

20 Pilgrim Drive

Winchester, Massachusetts 01890

Dear Nicole:

It is my pleasure to extend the following offer of employment to you on behalf of Akebia Therapeutics, Inc. (“Akebia” or “the Company”). Akebia is proud of its achievements to date and we are looking to individuals such as yourself to play a supporting role in advancing our exciting drug products. We are convinced that you can make an immediate impact, and will be a productive member of our team.

This offer letter confirms to you Akebia’s offer of employment (the “Offer Letter”). The terms of our offer are as follows:

1.	Position: The Vice President, General Counsel and Corporate Secretary position is a full-time, salaried position reporting to Mr. John P. Butler, President and Chief Executive Officer. The primary responsibilities will be to lead all legal activities for the company.

2.	Start Date: Subject to satisfactory background and reference checks, your employment will begin on a date that is mutually agreeable between you and the Company.

3.	Compensation: Your compensation will include the following:

(i)	A base salary of $290,000.00 per year, paid in accordance with the Company’s normal payroll practices.

(ii)	Additional incentive compensation, which includes:

(a)	An annual bonus in an amount up to 20% of your base salary. The exact amount of the actual bonus awarded for any given year, if any, shall be determined by your manager and the Board of Directors based upon their consideration of the Company’s performance and your performance against objectives, and paid in accordance with the Company’s bonus plan; and

(b)	Subject to approval by the Company’s Board of Directors and in accordance with the Company’s Amended and Restated 2008 Equity Incentive Plan, as amended (the “Option Plan”), options to acquire shares of the Company’s common stock representing approximately 0.50% of the Company’s common stock outstanding on a fully-diluted and as-converted basis.

4.	Performance/Salary Reviews: The current policy, subject to change without notice, is that reviews are conducted on an annual basis. See the Akebia Employee Handbook for more details regarding policies and expectations for employees of Akebia.

5.	Benefits: As a full time employee you will be entitled to participate in all applicable benefit programs as currently, or prospectively, offered by Akebia. The Company is committed to providing comprehensive and competitive benefits to its employees. The Company has a plan to provide for health care and dental insurance and as an employee you and your family will be eligible to join those plans. The Company also provides a 401K plan allowing employees to place pre-tax dollars in a retirement account up to the maximum permitted by law. We will provide more detailed information regarding additions to our benefit plans when these modifications are completed. The Company will provide twenty (20) days of paid time off (PTO) per calendar year, plus holidays, as defined and allocated in the Akebia Employee Handbook. We will provide more detailed information regarding these plans and any future additions/modifications to our benefit plans when available. In addition to our “hard” benefits we offer a host of “soft” benefits such as a fun, flexible and stimulating work environment and the rewards of developing important new medicines.

6.	Taxes: All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

7.	Contingencies: Additionally, this offer is contingent upon your submission of appropriate documentation for verification purposes in order that the Company may be in compliance with the Immigration and Reform Control Act of 1986, as amended.

8.	Employment at Will: The parties hereto recognize that this offer of employment is not intended to create a contract of employment and both you and Akebia retain the right to terminate the employment relationship at any time without cause. However, if you are terminated by the Company without Cause (as defined below) or if you resign from the Company for Good Reason (as defined below), you shall be entitled to receive the following severance benefits, in addition to accrued salary and bonus and accrued and unused vacation through your last day of employment:

(i)	Severance pay in the form of continuation of your base salary in effect on the effective date of termination for a period of six (6) months after the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings;

(ii)	If you timely elect continued coverage under COBRA, then (A) the Company shall make such COBRA coverage available for at least 18 months following termination and (B) the Company shall pay the COBRA premiums necessary to continue your medical and/or dental insurance coverage in effect on the termination date for a period of six (6) months following your termination (provided that such COBRA reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees); and

(iii)	In the event of a sale of the company and you are terminated by the acquirer or you resign for Good Reason then, in addition to the severance benefits in Sections 8(i) and 8(ii) hereof, your unvested options as of the effective date of your termination or resignation for Good Reason (as the case may be) shall become fully vested; provided, however, that in the event of a conflict between the terms of this Section 8(iii), the terms of the Option Plan, and/or the terms of your Equity Award Agreement, the terms most favorable to you shall govern.

(iv)	For purposes of this Offer Letter, “Good Reason” shall mean the occurrence of any of the following without your consent: (a) a material diminution in your position, duties or responsibilities, (b) a reduction of your base salary, (c) a material reduction of your benefits or bonus/incentive compensation opportunities, so long as you are the only employee to suffer such a reduction, or (d) relocation of the Akebia corporate office to a location more than fifty (50) miles from Cambridge, Massachusetts.

(v)	For purposes of this Offer Letter, “Cause” shall mean: (a) your failure to substantially perform your duties under this Agreement for reasons other than death or disability, which failure, if curable, is not cured to the reasonable satisfaction of the Chief Executive Officer during the thirty (30) day period following written notice of such failure from the Company; (b) your material failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Chief Executive Officer during the thirty (30) day period following written notice of such failure from the Company; (c) the proven commission by you of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony or (y) any tortious act, unlawful act or malfeasance that causes material harm to the Company’s standing, condition or reputation; or (d) any material breach by you of the provisions of this Agreement, which breach, if curable, is not cured to the reasonable satisfaction of the Chief Executive Officer during the thirty (30) day period following written notice of such breach from the Company. The Company, through the Chief Executive Officer, shall in good faith make all determinations relating to termination including, without limitation, any determination regarding Cause, pursuant to this Section 8(v).

9.	Covenants, Company Matters - Confidentiality and Assignment of Rights: As a condition of your employment, you will execute an Employee Agreement containing standard confidentiality and invention assignment provisions.

10.

Interpretation, Amendment and Enforcement: This Offer Letter, together with the Employee Agreement, constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

To indicate acceptance, please sign and return a copy of this letter (via fax, pdf or regular mail).

Nikki, we look forward to you joining Akebia. Teamwork, quality people, and a business focus, are all critical to Akebia’s future success. We are confident that you will play an important role in our success over the coming year and well into the future.

Very truly yours,

Akebia Therapeutics, Inc.

By:	/s/ John P. Butler
Name:	John P. Butler
Title:	President and CEO

cc:	J. Amello

Response requested by November 20, 2013

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with Akebia Therapeutics, Inc. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with Akebia Therapeutics, Inc. It is further understood that this offer is confidential and disclosure of any of the terms and conditions contained herein constitute grounds for termination of employment or withdrawal of this offer.

Accepted:

/s/ Nicole R. Hadas	Date: November 19, 2013
Nicole R. Hadas